Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 333-160698 on Form S-8 of our report dated February 25, 2022, relating to the financial statements of American National Group, Inc. and subsidiaries and the effectiveness of American National Group, Inc. and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of American National Group, Inc. and subsidiaries for the year ended December 31, 2021.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas
February 25, 2022